Exhibit FILING FEES

Calculation of Filing Fee Table

Form S-3

(Form Type)

Cineverse Corp.

(Exact Name of Registrant As Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit(2)	Maximum Aggregate Offering Price(3)	Fee Rate	Amount of Registration Fee
Fees to Be Paid	Equity	Class A common stock	Rule 457(o)
	Equity	Preferred Stock	Rule 457(o)
	Other	Warrants(4)	Rule 457(o)
	Unallocated (Universal) Shelf		Rule 457(o)			$75,000,000	0.00011020	$17,026
	Total Offering Amounts						0.00011020	$17,026
	Total Fees Previously Paid							$0
	Total Fee Offsets							$0
	Net Fees Due							$$17,026

(1)

An indeterminate aggregate initial offering price or number of the securities of the identified class is being registered as may from time to time be offered at indeterminate prices, along with an indeterminate number of securities that may be issued upon exercise, settlement, exchange or conversion of securities offered hereunder.

(2)

The proposed maximum aggregate offering price per class of security will be determined, from time to time, by the registrant in connection with the issuance by the registrant hereunder an indeterminate number of shares of Class A common stock and preferred stock as shall be issuable upon conversion, exchange or exercise or any securities that provide for such issuance.

(3)

Estimated solely for the purpose of calculating the registration fee. Subject to Rule 462(b) under the Securities Act of 1933, as amended, or the Securities Act, the aggregate initial offering price of Class A common stock issued by the registrant pursuant to this registration statement will not exceed $75,000,000.

(4)	Warrants may be sold separately or together with any of the securities registered hereby and may be exercisable for shares of Class A common stock or preferred stock.